                                                                    Exhibit 5.1


                    [ALLIEDSIGNAL LAW DEPARTMENT LETTERHEAD]

                                          August 30, 1999

AlliedSignal Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

      I am Assistant General Counsel, Corporate and Finance, of AlliedSignal Inc., a Delaware corporation (the "Company"). The Company proposes to issue from time to time up to U.S. $1,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") pursuant to a Registration Statement on Form S-3 (the "Registration Statement"). The Debt Securities of the Company will be issued under an Indenture (as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the "Indenture") in the form filed as Exhibits 4.1, 4.2 and 4.3 to the Registration Statement.

      I have examined such documents, including the Registration Statement, the Indenture and certain resolutions of the Board of Directors of the Company relating to issuance of the Debt Securities adopted on March 27, 1998 (the "Resolutions"), and have reviewed such questions of law, as I have considered necessary and appropriate for the purposes of the opinions set forth below.

      In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

      Based on the foregoing, I am of the opinion that, when the specific terms of a series of Debt Securities of the Company have been specified in (i) an Officer's Certificate of the Company which has been executed and delivered to the Trustee by an officer of the Company authorized to do so by the Resolutions, and (ii) if applicable, in a supplemental indenture, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor pursuant to the terms described in the Registration Statement and as specified by an officer of the Company authorized to do so by the Resolutions, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

      The opinion set forth above is subject to the following qualifications and exceptions:

            (a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

            (b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

            (c) In rendering the opinions set forth above, I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, the Resolutions will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such series of Debt Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of such series of Debt Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

            (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend on various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the foreign currency or currency unit in which such Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

      My opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

      I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Legal Opinions". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,


                                          /s/ J. Edward Smith
                                          J. Edward Smith
                                          Assistant General Counsel
                                          Corporate and Finance


                                        3